ETF CONSULTING AGREEMENT

THIS ETF CONSULTING AGREEMENT (this “Agreement”) dated July 31, 2025 (the “Effective Date”), is entered into by and between RAYLIANT FUNDS TRUST, a Delaware statutory trust having its office and principal place of business at 5140 Birch Street, Suite 300 (the “Trust”), and NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company having its office and principal place of business at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022 (“NLCS”).

WHEREAS, the Trust is an investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Trust is offering shares of beneficial interest in separate investment portfolios (each a “Fund”; and collectively, the “Funds”);

WHEREAS, NLCS is in the business of assisting registered investment companies in complying with the Federal Securities Laws (as defined in Rule 38a-1 under the Investment Company Act (“Rule 38a-1”)) and meeting their responsibilities as outlined in Rule 38a-1.

WHEREAS, NLCS also is in the business of assisting registered investment companies in complying with the Liquidity Rule (as defined in Rule 22e-4 under the Investment Company Act “Rule 22e-4”) and meeting certain of their Liquidity Program Administration (“LPA”) responsibilities as outlined in Rule 22e-4;

WHEREAS, NLCS desires to offer its services to assist the Trust in developing its Liquidity Risk Management Program (“LRMP”) and related procedures and to serve as a non- voting member of the Trust’s LRMP Committee; and

WHEREAS, the Trust desires to enlist the services of NLCS on the terms and conditions set forth and as more specifically described in this Agreement, and NLCS is willing to provide such services on said terms and conditions.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and NLCS agree as follows:

1.	SERVICES

NLCS will provide the Trust with compliance services in three separate phases as follows:

Phase I - Risk Management and Policies and Procedures Review

As part of the risk management and policies and procedures review, NLCS will perform the services listed below:

A.	Evaluation of Internal Control Structure

1.	Conduct interviews with certain employees throughout the business lines of the Trust who are responsible for the day-to-day operations of the Trust in relation to compliance with the Federal Securities Laws by the Trust and each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively the “Service Providers”).

2.	Assess from the interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.

3.	Review internal audit and other reports maintained by the Trust and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4.	Review any written policies and procedures provided pursuant to Section 1(b) below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

B.	Review of the Trust’s Policies and Procedures

1.	Conduct a detailed review and assessment of the Trust’s policies and procedures pertaining to compliance with the Federal Securities Laws. This review will cover among other things, the Trust’s policies and procedures relating to:

a.	Pricing of portfolio securities and Fund shares, with a focus on the following items within the pricing policies and procedures:

(i)	Monitoring for circumstances that may necessitate the use of fair value prices;
(ii)	Establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;
(iii)	Providing a methodology or methodologies by which the Funds determine the current fair value of the portfolio securities; and
(iv)	Reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.
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b.	Processing of Fund shares, with a focus on the following items:

(i)	Segregation of investor orders received before the Fund prices its shares from those that were received after the Fund prices its shares; and
(ii)	Methodology used by the Fund to protect itself and its shareholders against late trading.

c.	Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the Investment Company Act.

d.	Protection of nonpublic information, including:

(i)	Prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Trust or its Service Providers;
(ii)	Disclosure to third parties of material information about the Funds’ portfolios, trading strategies, or pending transactions; and
(iii)	Purchase or sale of Fund shares by the Trust or its Service Providers’ personnel based on material, nonpublic information about the Funds’ portfolios.

e.	Compliance with fund governance requirements, including the procedures to guard against:

(i)	Improperly constituted board;
(ii)	Failure of the board to properly consider matters entrusted to it; and
(iii)	Failure of the board to request and consider information required by the Investment Company Act from the Trust and its Service Providers.

f.	The excessive short-term trading of mutual fund shares that may be harmful to the Funds, including a focus on the following areas:

(i)	Consistency of policies and procedures with the Funds’ disclosed policies regarding market timing;
(ii)	Monitoring of shareholder trades or flows of money in and out of the Funds in order to detect market timing activity;
(iii)	Enforcement of the Funds' policies regarding market timing;
(iv)	Prevention of short-term trading waivers that would harm the Funds or their shareholders or subordinate the interests of the Funds or their shareholders to those of the Trust or any other affiliated person or associated person of the Trust; and
(v)	Reporting to the Funds’ boards regarding all waivers granted, so that the boards can determine whether the waivers were proper.
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g.	Document retention and business continuity.

Each Fund assumes responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, the Investment Company Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. The services of NLCS are intended to assist the Trust and each Fund in carrying out their responsibility.

C.	Review of Policies and Procedures of the Trust’s Service Providers

1.	Conduct a review of the policies and procedures of the following Service Providers to the Trust, as they relate to the Trust’s compliance with the Federal Securities Laws.

a.	Investment Adviser Review

The review of the policies and procedures of each Fund’s investment adviser shall cover, among other things, to the extent applicable to such Fund, policies and procedures governing and/or applicable to:

(i)	Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients' investment objectives, disclosures by the Fund, and applicable regulatory restrictions;

(ii)	Trading practices, including procedures by which the Fund satisfies its best execution obligation, uses client brokerage to obtain research and other services (“soft dollar arrangements”), and allocates aggregated trades among clients;

(iii)	Proprietary trading of the Fund and personal trading activities of supervised persons;

(iv)	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

(v)	Safeguarding of client assets from conversion or inappropriate use by advisory personnel;

(vi)	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

(vii)	Marketing of advisory services, including the use of solicitors;
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(viii)	Processes to value client holdings and assess fees based on those valuations;

(ix)	Safeguards for the privacy protection of client records and information; and

(x)	Business continuity plans.

It is understood that the chief compliance officer of each Fund’s investment adviser is primarily responsible for compliance by such organization with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and for overseeing, with respect to the portfolios they advise, each of the foregoing items. Nothing contained herein shall be construed to require NLCS to perform any service that could cause NLCS to be deemed an investment adviser for purposes of the Investment Company Act or the Advisers Act or that could cause a Fund to act in contravention of the Fund’s prospectus or any provision of the Investment Company Act.

b.	Underwriter Review

The review of the policies and procedures of each Fund’s underwriter shall cover, among other things, to the extent applicable to such Fund, policies and procedures governing and/or applicable to:

(i)	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

(ii)	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

(iii)	Proprietary trading of the Fund and personal trading activities of supervised persons;

(iv)	The Fund’s selling agreement process;

(v)	Payments of 12b-1 fees to selling brokers;

(vi)	The prevention of money laundering;

(vii)	Advertising review process, submission of materials to FINRA and the maintenance of advertising review records; and

(viii)	Business continuity plans.
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c.	Fund Administrator, Fund Accounting and Fund Transfer Agent Review

The review of the policies and procedures of each Fund’s administrator, fund accountant and transfer agent shall cover, among other things, to the extent applicable to such Fund, policies and procedures governing and/or applicable to:

(i)	Maintenance of Fund records including board materials and correspondence with regulators;

(ii)	Proprietary trading of the Fund and personal trading activities of supervised persons;

(iii)	Processes to ensure timely filing of Fund reports;

(iv)	Auditors comments noted in SSAE 18 reports;

(v)	The prevention of money laundering; and

(vi)	Business continuity plans.

In conducting its review of the policies and procedures of the Trust’s Service Providers, as they relate to the Trust’s compliance with the Federal Securities Laws, NLCS may rely on summaries, reviews or statements prepared by the chief compliance officers of a Service Provider or a third party.

Each Service Provider is responsible for proper development and implementation of its policies and procedures. Although NLCS performs a review of each Service Provider’s policies and procedures, NLCS cannot ensure that all necessary policies are adopted and implemented by such Service Provider.

Phase II - Amending and Drafting of Policies and Procedures for the Trust

D.	Based on the analysis performed under Phase I of the engagement, NLCS will recommend amendments and draft policies and procedures for the Trust intended to address areas of weakness identified in Phase I, including amending the policies and procedures as they pertain to:

1.	Consistency with regulatory expectations of risk based policies and procedures;

2.	Maintaining compliance with the SEC’s regulations, under Rule 38a-1 under the Investment Company Act; and

3.	Consistency within the structure, organization, and format of the policies and procedures.
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Any amendments to the Trust’s policies and procedures drafted by NLCS will be based on industry best practices and regulatory pronouncements. Upon completion of Phase II, the Trust will have customized policies and procedures that are designed to assist the Trust in complying with Rule 38a-1 under the Investment Company Act. These procedures will be compiled in a manual that also will describe the overall implementation of the Trust’s Compliance Program (the “Compliance Program Manual”). This Compliance Program Manual will serve as the Trust’s primary policy and procedures manual.

Phase III – Ongoing Monitoring and Board Reporting

E.	Once the Trust’s Compliance Program Manual is complete, the Trust’s Chief Compliance Officer, (as provided by NLCS – see Section 3 below) will present it to the Board of Trustees of the Trust (the “Board”) for approval.

Thereafter, the Trust’s Chief Compliance Officer will create any appropriate records and monitor the Trust’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust’s Service Providers.

The Trust’s Chief Compliance Officer will conduct an annual review to assess compliance with the Trust’s Compliance Program and its overall effectiveness, and will prepare a written report to the Board annually that addresses the operation of the policies and procedures of the Trust and its Service Providers, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and each “Material Compliance Matter” as defined in Rule 38a-1 of the Investment Company Act.

F.	NLCS will also supply the Trust with an Anti-Money Laundering Officer (“AMLO”) who shall perform the Anti-Money Laundering Officer Services as described on the attached Schedule C.

2.	LIQUIDITY PROGRAM ADMINISTRATION SERVICES

NLCS will provide the Trust with LPA services as follows:

A.	Implementation

1.	Review Rule 22e-4 requirements (and changes thereto or updated guidance and best practices, on an annual basis or as necessary) and design a program to implement the LRMP; various meetings each Fund’s current administrator (currently Ultimus Fund Solutions, LLC (“Ultimus”)), to discuss implementation; prepare timelines and project plans; organize roundtable with shared trust counsels and discuss policy coordination; hire additional professional staff.

2.	Communicate with investment advisers/sub-advisers and other third parties to assess awareness and preparedness for the LRMP.
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3.	Prepare and conduct a survey of investment advisers to provide an initial liquidity assessment; determine risk areas and follow up with investment advisers.

4.	Work with Ultimus to develop procedures for monitoring imported data.

5.	Design quarterly (not statutory) Board reporting, and select data inputs.

6.	Design annual written Board report.

7.	Work with Fund and independent counsel to draft, refine and implement the written LRMP procedures for the Trust.

8.	Use reasonable efforts to ensure investment advisers and other Trust Service Providers adopt formal written procedures.

9.	Prepare new LRMP questions for investment adviser quarterly compliance questionnaire.

10.	Develop processes to monitor for material changes in liquidity classification/high liquid investment minimum (HLIM).

11.	Develop special procedures for ETFs where needed.

B.	Ongoing Services

1.	Oversee LRMP and all Service Providers’ related activities and contributions; serve as liaison for investment adviser reporting and coordinate the same with Ultimus.

2.	Serve as a non-voting member of LPA committee meetings and meet periodically, as required; assess, manage, and review liquidity risk; draft minutes; keep official records.

3.	Monitor liquidity levels and facilitate the filings of Form N-LIQUID by a Fund officer, next business day or otherwise as required.

4.	Review liquidity bucketing classifications and 15% threshold at least monthly (more frequently, if needed).

5.	Review Ultimus metrics on N-PORT filings and any Form N-LIQUID filings.

6.	Review HLIMs:

a.	Exclude certain Segregated Assets (as defined in the Rule) from HLIM calculation;

b.	Funds ≥ 50% highly liquid do not need an HLIM, but monitor for changes;
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c.	Address shortfalls.

7.	Report to Board quarterly (or as needed), providing LPA Committee Meeting minutes and other data.

8.	Provide an annual written report to the Board, including:

a.	Operation of each Fund’s HLIM over the past year, if applicable;

b.	Occurrences throughout the year when a Fund exceeds the 15% limit;

c.	Material changes to the Program (Board approval not required); and

d.	Occurrences throughout the year when the LPA met to arbitrate liquidity scoring disagreements (and associated LPA meeting minutes).

9.	Collect certifications from investment advisers/investment sub-advisers in connection with N-PORT filings.

10.	Monitor Trust and Service Providers’ compliance with Trust procedures relating to the LRMP; review responses to quarterly questionnaires and discuss LRMP on quarterly calls.

11.	Perform forensic testing regarding LRMP program during annual compliance site visits to Service Providers.

12.	Participate in due diligence site visits to Service Providers such as ICE and Confluence.

13.	Review SEC filings on Form N-PORT for timeliness and on Form N-CSR for liquidity disclosure.

3.	STAFFING

Subject to the terms and conditions of this Agreement, NLCS will provide the services of the individual identified on the attached Schedule B, as may be amended from time to time by NLCS in its sole discretion (the “Chief Compliance Officer”), who shall be appointed by the Board as the Chief Compliance Officer for the Trust and each Fund of the Trust. In addition, NLCS will provide support staff to the Chief Compliance Officer to assist him in all aspects of his duties under this Agreement. The Chief Compliance Officer will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder.

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4.	ENGAGEMENT TIMELINE AND SCOPE

The timeline for the services, although subject to change, will be as follows:

ON-SITE

A.	Compliance Services. The on-site portion will consist primarily of reviewing the policies and procedures identified in Phase I above as well as interviews of the relevant personnel throughout the different business lines of the Trust.

Visits to Service Providers of the Trust will include:

1.	On-site visit to each Fund’s administrator, fund accountant and transfer agent.
2.	On-site visit to each Fund’s principal underwriter.
3.	On-site visit to each Fund’s investment adviser. For clarity, the investment adviser is responsible for on-site visits to each Fund’s sub-adviser(s), if applicable.
4.	On-site visits to each Fund’s administrator’s systems and data providers, as applicable.
5.	Visits to each of the foregoing Service Providers will include consultation with the chief compliance officer of the respective Service Provider.

A.	LPA Services. The investment adviser on-site visits by the Chief Compliance Officer includes reviews by the Chief Compliance Officer of the policies and procedures of each investment adviser relating to liquidity risk management, as well as interviews of relevant investment adviser personnel.

Visits to Service Providers of the Trust will include:

1.	On-site visit to each Fund’s administrator.
2.	On-site visit to each Fund’s investment adviser.
3.	On-Site visits to ICE and Confluence.
4.	Visits to each of the foregoing Service Providers will include consultation with individuals responsible for liquidity risk management and related reporting.

OFF-SITE

The off-site portion of this engagement will consist of NLCS devoting significant time reviewing notes from its visits with the Service Providers, continuing follow-up and communication with necessary Service Provider personnel, Trust officers, legal advisors, etc. and preparing any amendments and proposing drafts of policies and procedures as may be required under Phase II.

5.	PAYMENT

In consideration of the timely and satisfactory performance of the services described in Sections 1 through 4, NLCS shall be compensated in the manner and amount prescribed by the attached Schedule A.

If NLCS shall be requested by the Trust or is required by governmental summons, subpoena, investigation, examination or other legal or regulatory process to perform services outside the scope of the Services (such services, hereinafter referred to as “Extraordinary Services”), the Trust shall compensate NLCS for the performance of such Extraordinary Services at NLCS’s then current standard hourly billing rate for NLCS’s professional time as set forth on Schedule A and reimburse NLCS for any reimbursable expenses, including attorneys’ fees, incurred by NLCS in connection therewith. By way of example, and without intending to limit the foregoing, if the Trust shall request that NLCS assist a Fund’s adviser in preparing for and/or responding to any information request or audit of any regulatory authority, the same shall constitute an Extraordinary Service, and NLCS shall, if it elects to provide such assistance, be entitled to be compensated at NLCS’s then current standard hourly billing rate for NLCS’s professional time and reimbursed for any reimbursable expenses incurred in connection therewith. Additionally, in the event NLCS is requested, pursuant to subpoena or other legal process, or advised by its own legal counsel or legal counsel to the Trust in advance of having received any such request, to prepare for, provide testimony or produce any documents relating to its engagement under this Agreement, in connection with or anticipation of judicial or administrative proceedings to which NLCS is not a party, or in which NLCS is or may become a named party because of its engagement under this Agreement, NLCS shall promptly notify the Trust and shall be compensated by the Trust at NLCS’s then current standard hourly billing rate for NLCS’s professional time and reimbursed for any reimbursable expenses, including attorneys’ fees, incurred in responding to such request.

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Notwithstanding the foregoing, and for the avoidance of doubt, the parties acknowledge and agree that the Chief Compliance Officer’s participation in responding to inquiries of the SEC made as part of any routine examination of the Trust’s compliance policies and procedures by the SEC, will not be considered Extraordinary Services for purposes of this Section 5. Moreover, except to the extent NLCS reasonably believes and/or is advised by its own legal counsel that its failure to perform or delay in performing Extraordinary Services would likely result in liability to NLCS, NLCS shall seek the Board’s prior written approval before engaging in such Extraordinary Services. Any failure by NLCS to obtain the Board’s prior written approval in such circumstances will void the Trust’s obligation as set forth in this Section 5 to pay NLCS for the performance of such Extraordinary Services.

6.	INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Trust. NLCS shall make no representation as an agent of the Trust, except that the Chief Compliance Officer and AMLO shall each act as an appointed officer of the Trust and each shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCS’s work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise, nor will any work performed by NLCS consist of a review of the internal controls of the Trust.

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Except to the extent necessary to perform NLCS’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict NLCS’s right, or the right of any of NLCS’s managers, officers or employees who also may be a director, trustee, officer or employee of the Trust or a Fund (including, without limitation, the Chief Compliance Officer and AMLO), or who are otherwise affiliated persons of the Trust or a Fund, to engage in any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, company, firm, trust, association or individual.

7.	CONFIDENTIALITY

NLCS and the Trust agree that all books, records, information, and data pertaining to the business of the other party, any Fund, or any Service Provider that is exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that NLCS may release such information to the Board as contemplated by this Agreement and as permitted or required by law or approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where NLCS may be exposed to civil or criminal liability or proceedings for failure to release such information. This provision shall not preclude NLCS from sharing its compliance reports about the Trust with other Service Providers to the Trust.

Except as provided in the immediately preceding paragraph, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), NLCS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Trust, any Fund, or any Service Provider to any person that is not affiliated with the Trust, such Fund, or such Service Provider; provided, however, that, notwithstanding the foregoing, NLCS may disclose such information to an affiliate of NLCS if, but only to the extent, such affiliate has agreed to be bound by the same limits on non-disclosure as set forth herein.

8.	PROPRIETARY INFORMATION

A.	Proprietary Information of NLCS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by NLCS on databases under the control and ownership of NLCS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “NLCS Proprietary Information”) of substantial value to NLCS or the third party. The Trust agrees to treat all NLCS Proprietary Information as proprietary to NLCS and further agrees that it shall not divulge any NLCS Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by NLCS or as may be duly requested by regulatory authorities.

B.	Proprietary Information of the Trust. NLCS acknowledges that all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, “Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. NLCS agrees to treat all Trust Proprietary Information as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.
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C.	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 8.

9.	INDEMNIFICATION, RELIANCE, AND LIMITATION OF LIABILITY

A.	Indemnification of NLCS. The Trust shall agree to indemnify and hold NLCS and each of its managers, directors, officers, employees, agents and any person who controls NLCS within the meaning of Section 15 of the Securities Act harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to: (i) the Trust’s breach of any obligation, representation, warranty, term or condition of this Agreement, (ii) the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement, (iii) any untrue statement, or alleged untrue statement, of a material fact or any omission, or alleged omission, to state a material fact required to be stated, in any registration statement or prospectus of any Fund, or (iv) all reasonable actions taken by NLCS hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties. The Trust agrees to cover NLCS legal fees as they are incurred in accordance with its indemnification obligations hereunder. NLCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice; provided that such action is not, to the knowledge of NLCS, in violation of applicable federal or state laws or regulations, and, provided further, that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties. The Trust shall hold NLCS harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Trust any Fund or their Service Providers or for any action reasonably taken or omitted in good faith reliance on such information.

Additionally, and without limiting the Trust’s indemnification obligations under this Section 9(A), to the extent that the Chief Compliance Officer or AMLO incur any liability in connection with the performance of their duties under this Agreement, they shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and the deductibles applicable to such policy shall be paid by the Trust.

B.	Indemnification of the Trust. NLCS shall indemnify and hold the Trust and each of its trustees, officers, employees, agents, and any person who controls the Trust within the meaning of Section 15 of the Securities Act harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to NLCS’s refusal or failure to comply with the terms of this Agreement, or which arise out of NLCS’s lack of good faith, gross negligence or willful misconduct with respect to NLCS’s performance under or in connection with this Agreement; provided, however, that in no event shall NLCS be liable to indemnify the Trust for: (i) indirect, exemplary, incidental, special or consequential damages or costs, including loss of profit or goodwill, whether foreseeable or not, even if NLCS has been advised of the possibility of such damages; (ii) penalties, interest, fines, assessments, or taxes assessed by a governing, regulatory or taxing authority against the Trust; (iii) third party claims against the Trust or any Fund; or (iv) damages to the extent they arise because the Trust has failed to perform its responsibilities under this Agreement, or the Trust, any Fund, or any Service Provider contributed or acted as an intervening cause.
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C.	Reliance. Except to the extent that NLCS may be liable pursuant to this Section 9, NLCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

1.	advice of the Trust or any Fund or of counsel to the Trust or any Fund;
2.	any written instruction or resolution of the Board, and NLCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by NLCS to have been validly executed;
3.	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by NLCS to be genuine and to have been signed or presented by the Trust or other proper party or parties; or
4.	reasonable actions taken by NLCS based on information provided by, the Trust, any Fund, or any Service Provider.

NLCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which NLCS reasonably believes in good faith to be genuine.

D.	Errors of Others. NLCS shall not be liable for the errors of any Service Provider, or any errors in information provided by an investment adviser or custodian to the Trust.

E.	Limitation of NLCS Liability. For all claims of damages relating to NLCS’s performance under this Agreement, including penalties and interest, and regardless of the form of claim or action, whether in contract, tort, strict liability or otherwise, including, without limitation, claims for any NLCS error or other breach of its obligations hereunder, NLCS’s total liability shall not exceed an amount equal to the fees paid under this Agreement during the immediately preceding twelve (12) month period (or the actual time period NLCS has been engaged if such time period is less than twelve (12) months).
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F.	Limitation of Shareholder and Board Liability. The trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and NLCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust and/or the Fund to which NLCS’s rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the shareholders of such Fund. It is expressly agreed that the obligations of the Trust and the Funds hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust or any Fund personally, but bind only the property of the Trust and applicable Fund(s). The execution and delivery of this Agreement have been authorized by the Board and signed by the officers of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust and the applicable Fund(s).

10.	OBLIGATIONS OF THE TRUST AND EACH FUND

A.	The Trust shall maintain insurance coverage for the Trust, including a fidelity bond as required by Rule 17g-1 under the Investment Company Act, and commercially reasonable errors and omissions, directors and officers and professional liability insurance. Promptly following execution of this Agreement, the Chief Compliance Officer and AMLO shall be named as an insured persons under all such policies and bonds as officers of the Trust, such coverage to be effective from the later of the Effective Date of this Agreement or their respective appointments as officers of the Trust. Additionally, the Trust shall cause the Chief Compliance Officer and AMLO to be covered by each Fund’s directors and officers liability insurance policy and use reasonable efforts to ensure that such coverage be (i) reinstated should the policy be cancelled; (ii) continued after the Chief Compliance Officer and AMLO (respectively) cease to serve as officers of the Trust on substantially the same terms as coverage is provided for all other officers after such persons are no longer officers; and (iii) continued in the event the Trust merges or terminates, on substantially the same terms as coverage is provided for all other officers (and for a period of no less than six years). The Trust shall furnish details of such coverage to NLCS upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The Trust will notify NLCS of any modification, reduction or cancellation of such coverage or of any material claims made against such coverage. The Trust shall cause the Chief Compliance Officer and the AMLO to be named as officers in the Trust’s corporate/trust resolutions such that the Chief Compliance Officer and AMLO are each subject to the provisions of the Trust’s organizational documents and bylaws (collectively, as amended from time to time, “Organizational Documents”) regarding indemnification of its officers.
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B.	The Trust will ensure that prior to the effectiveness of a Fund’s initial registration statement, the investment adviser for such Fund will appoint a chief compliance officer pursuant to Rule 206(4)-7 under the Advisers Act, to fulfill all required duties thereunder.

C.	With regard to each Fund, the Trust shall timely deliver to NLCS copies of, and shall promptly furnish NLCS with all amendments or supplements to: (i) the Fund’s Organizational Documents; (ii) the Fund’s current registration statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act, or the Investment Company Act (the “Registration Statement”); (iii) the Fund’s current prospectus and statement of additional information; (iv) each plan of distribution or similar document that may be adopted by the Fund under Rule 12b-1 under the Investment Company Act and each current shareholder service plan or similar document adopted by the Fund; (v) copies of the Fund’s current annual and semi-annual reports to shareholders; and (vi) all policies, programs, and procedures adopted by the Fund. In addition, the Trust agrees to authorize and direct each Fund’s applicable third-party Service Providers to cooperate fully with NLCS and provide in a timely manner any reasonable request for information from NLCS insofar as such information relates to any policy, procedure, contract or other matter subject to NLCS’s ongoing services as herein set forth.

11.	REPRESENTATIONS AND WARRANTIES

The Trust covenants, represents and warrants to NLCS that: (i) it is a statutory trust duly organized and in good standing under the laws of the state of its organization; (ii) it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties and obligations hereunder; (iii) all requisite corporate/trust proceedings have been taken to authorize it to enter into this Agreement and perform its duties and obligations hereunder; (iv) it is, or will be within a reasonable date, a registered investment company under the Investment Company Act; (v) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and (vi) a registration statement under the Securities Act and Investment Company Act is or will be effective and will remain effective and appropriate state securities law filings will be or have been made and will continue to be made with respect to the Trust and each Fund.

12.	TERM AND TERMINATION

A.	Term. This Agreement shall become effective on the Effective Date and shall continue for a period of one (1) year (the “Initial Term”). This Agreement shall automatically continue for successive one-year periods (each a “Renewal Term”) subject to approval of the Board, including approval by a majority of the independent trustees.

B.	Termination. This Agreement may be terminated with respect to the Trust and/or with respect to any Fund by the Board, by vote of a majority of the outstanding voting securities of the Trust, or by NLCS at any time and for any reason upon not less than sixty (60) days’ advanced written notice. Additionally, either party may terminate this Agreement upon not less than 30 days’ advanced written notice if the other is alleged to have materially breached this Agreement; provided that the party who is alleged to have breached this Agreement shall be afforded 30 days to cure the alleged breach. This Agreement also will terminate in accordance with Section 13(B) if the Board chooses to engage its own chief compliance officer following a decision by NLCS to dismiss the Chief Compliance Officer. If the Chief Compliance Officer voluntarily resigns, NLCS may elect to terminate this Agreement upon written notice to the Board that NLCS is not able to present the Board with a suitable candidate to replace the Chief Compliance Officer.
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C.	Insolvency. NLCS may terminate this Agreement immediately and without notice upon: (i) the issuance by any federal, state or local regulatory or administrative body of any administrative or regulatory sanction or penalty against the Trust, (ii) a petition in bankruptcy is filed by or against the Trust, (iii) if the Trust has made an assignment for the benefit of creditors, (iv) if the Trust has voluntarily or involuntarily been adjudicated as bankrupt, (v) or if a petition is filed for the reorganization of the Trust.

D.	Fees Resulting From Termination. In the event of a termination of this Agreement, the Trust shall pay NLCS all compensation and fees owing through the date of termination or the date that the provision of services cease, whichever is later.

E.	Reimbursement of Expenses Incurred by NLCS in Effecting Any Termination. In addition to the fees owing in accordance with Section 5, if this Agreement is terminated for any reason, NLCS shall be entitled to collect from the Trust the amount of all of NLCS’s reasonable labor charges and cash reimbursements for services in connection with NLCS’s activities in effecting such termination, including, without limitation, the labor costs and expenses associated with delivery of any compliance records of the Trust or any Fund from its computer systems, and the delivery to the Trust, any Fund, and/or their designees of related records, instruments and documents, or any copies thereof.

F.	The provisions of Sections 5, 7, 8, 9, 12(F) and 14 shall survive any termination of this Agreement.

13.	EXCEPTIONS RESULTING FROM BOARD ACTION

A.	Termination. If the Board dismisses the Trust’s Chief Compliance Officer, this Agreement will either end immediately (subject to the provisions of Section 12) or, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue the Chief Compliance Officer duties set forth under this Agreement.

B.	Prevention of Termination. If NLCS wishes to dismiss the Chief Compliance Officer under the terms of NLCS’s arrangement with the Chief Compliance Officer, NLCS, to the extent possible, will present its plan of action to the Board prior to taking such action. Under such circumstances, NLCS may, at its own discretion, offer to present another Chief Compliance Officer candidate to the Board that would work through NLCS. If the Board approves the new Chief Compliance Officer, this Agreement will continue and be deemed amended to reflect the new Chief Compliance Officer. If the Board chooses to engage its own chief compliance officer as a result of NLCS dismissing the Chief Compliance Officer under this Agreement, this Agreement will terminate, and the Trust will be obligated to pay NLCS only for fees and reimbursable expenses accrued up to the point in time when the Board’s new chief compliance officer officially assumes responsibility.
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C.	Change in Compensation. If the Board decides to increase the Chief Compliance Officer’s compensation or provide a bonus to the Chief Compliance Officer, then the fees paid to NLCS by the Trust will increase proportionately for any amounts it deems due to the Chief Compliance Officer above the amounts due to NLCS under this Agreement.

D.	Resignation by Chief Compliance Officer. If the Chief Compliance Officer voluntarily resigns, NLCS may, but shall not be obligated to, present an alternative Chief Compliance Officer for Board consideration and approval to continue performing duties under this Agreement. If the Board chooses to end its relationship with NLCS as a result of such voluntary resignation by the Chief Compliance Officer, this Agreement will terminate, and the Trust will be obligated to pay NLCS only for fees and reimbursable expenses accrued up to the point in time when the Chief Compliance Officer’s resignation becomes effective.

14.	MISCELLANEOUS

A.	Amendments. Except as otherwise provided herein, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

B.	Waiver. A party may by written instrument signed on behalf of such party: (i) extend the time for the performance of any of the obligations or other acts of another party due to it, (ii) waive any inaccuracies in the representations and warranties made to it contained in this Agreement, or (c) waive compliance with any covenants, obligations, or conditions in its favor contained in this Agreement. No claim or right arising out of this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party. Neither any course of conduct or dealing nor failure or delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. A waiver given by a party will be applicable only to the specific instance for which it is given.

C.	Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor any right, duty nor obligation of any party hereunder, may be assigned or delegated by any party (in whole or in part) without the prior written consent of the other party hereto. Any purported assignment of rights or delegation of obligations in violation of this Section will be void. References to a party in this Agreement also refer to such party’s successors and permitted assigns.
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D.	No Third-Party Beneficiaries. Except as set forth in Section 9 hereof, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein or therein.

E.	Relationship of the Parties/No Fiduciary Duties. The parties shall perform all obligations under this Agreement as independent contractors, and nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant between the parties to this Agreement or any affiliates or subsidiaries thereof, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

F.	No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract, common or statutory law, equity or otherwise) that arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the parties that are signatories to this Agreement, as the case may be (“Contracting Parties”). No Person who is not a Contracting Party, including any officer, employee, member, partner or manager signing this Agreement or any certificate delivered in connection herewith or therewith on behalf of any Contracting Party (“Nonparty Affiliates”) shall have any liability (whether in contract, tort, common or statutory law, equity or otherwise) for any claims, obligations, liabilities or causes of action arising out of, or relating in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or the negotiation, execution, performance, or breach of the Agreement; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

G.	Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the state of Nebraska. Any dispute, controversy, proceeding or claim arising out of or relating to: (i) this Agreement or the subject matter hereof, (ii) the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this Agreement to arbitration, or (iii) the relationship among the parties hereto or thereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise (collectively, a “Dispute”), shall be brought exclusively in either (1) the United States District Court for Nebraska, to the extent that such court has subject matter jurisdiction, or (2) the Nebraska State District Court in Douglas County, Nebraska (the “Designated Court”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract, common or statutory law, equity or otherwise arising out of or relating to this Agreement or the subject matter hereof in any court other than the Designated Court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Designated Court.
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H.	Entire Agreement. This Agreement, including all schedules and exhibits, constitutes the entire agreement between the parties hereto and supersedes any prior agreements, understandings, representations and warranties with respect to the subject matter hereof whether oral or written.

I.	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

J.	Further Assurances. From and after the Effective Date, the parties shall do or cause to be done all such reasonable acts and things as may be necessary, proper or advisable, consistent with all applicable laws, to make effective the transactions herein contemplated. Without limiting the foregoing, each party shall execute and deliver, or cause to be executed and delivered, such further documents and instruments, in each case as may be necessary or proper and reasonable to carry out the provisions and purposes of this Agreement.

K.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

L.	Force Majeure. Neither party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.
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M.	Arbitration.

1.	Exclusive Dispute Resolution. Any dispute, controversy, proceeding or claim arising out of or relating to: (a) this Agreement or the subject matter hereof, (b) the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this Agreement to arbitrate, or (c) the relationship among the parties hereto or thereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise (collectively, a “Dispute”) may only be resolved by arbitration as provided in this Section. No party hereto shall commence any litigation with respect to a Dispute except as expressly set forth in this Section 14(M).

2.	Arbitration. To resolve a Dispute, any party hereto may commence an arbitration to be administered by the American Arbitration Association pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitration shall be conducted before a single arbitrator, in Omaha, Nebraska, selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association In the event of a conflict between the rules of the selected arbitration firm and this Agreement, the terms of this Agreement shall govern. The decision of the arbitrator shall be final, binding on the parties hereto, and not subject to further review.

3.	Prevailing Party Fees. In any arbitration of a Dispute, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. In the event that litigation is commenced to enforce an arbitration award, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs whether or not such action proceeds to judgment.

4.	Enforcement. This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Judgment upon any award rendered by the arbitrator may be entered in a Designated Court.

N.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

O.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.
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To the Trust:	To NLCS:

Rayliant Funds Trust	Northern Lights Compliance Services, LLC
Attn: David Scott, COO	Attn: Legal Department
5140 Birch Street, Suite 300	4221 North 203rd Street, Suite 100
Newport Beach, CA 92660	Elkhorn, NE 68022
Email: david.scott@rayliant.com	legal@nlcompliance.com

With a copy to:
Thompson Hine LLP
Attn: Andrew J. Davalla
3900 Key Center, 127 Public Square
Cleveland, OH 44114
Email: andrew.davalla@thompsonhine.com

P.	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

Q.	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

RAYLIANT FUNDS TRUST		NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:	/s/ David Scott	By:	/s/ Martin R. Dean
Name: David Scott			Martin R. Dean
Title: Chairman of the Board, Trustee			President

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Schedule A

FEES

This Schedule A is part of the ETF Consulting Agreement (the “Agreement”), dated July 31, 2025, entered into by and between Rayliant Funds Trust (the “Trust”) and Northern Lights Compliance Services, LLC (“NLCS”). Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

1. Standard Service Fees:

Annual fee of $27,000 for the first three Funds in each Fund Family, $5,500 for each additional Fund in the same Fund Family, and $7,500 for each sub-adviser. The term “Fund Family” refers to all Funds in the Trust with the same investment adviser.

PLUS:

●	¼ basis points (0.0025%) per annum of each Fund's net assets over $100 million up to $1.25 billion; and

Basis point fees are expressed as annual percentage rates, but shall accrue quarterly, with net asset values determined as of the last day of the preceding quarter.

On each anniversary date of the Agreement, NLCS will increase the base fees listed in Section 1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 plus 1.5%.

2. Due Diligence Fee:

A one-time fee of $3,000 for each initial site visit to an adviser or sub-adviser to a Fund for due diligence and onboarding purposes.

For non-adviser Service Providers to a Fund (e.g., administrator, transfer agent, pricing and liquidity vendors, etc.), NLCS will bill the Trust a one-time fee of $1,500 for initial due diligence visits, to the extent deemed necessary by the chief compliance officer, to any such Service Provider. This fee is waived where Ultimus is the Service Provider.

If the Board requires NLCS to perform a heightened level of diligence with respect to a Fund’s investment adviser or any sub-adviser (i.e., work which, in NLCS’s sole determination, is outside the scope of its standard due diligence processes) or an investment adviser otherwise requests that NLCS perform a heightened level of diligence and NLCS agrees to do so, NLCS will charge an enhanced due diligence fee equal to $1,000 per month for so long as NLCS performs such heightened diligence.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.
Schedule A | Page 1

Schedule A

FEES

3. Procedures Development and Review:

A one-time fee to review and, if necessary, to assist in drafting Trust policies and procedures, and to review and prepare for onboarding the policies and procedures of the administrator (including a change in administrator) as follows:

●	Review/Draft Trust Procedures: $3,000
●	Review Administrator Procedures: $1,500 (fee waived if Ultimus Fund Solutions or an affiliate of Ultimus Fund Solutions is the administrator)

4. Additional Service Fees:

●	Complex Fund Fee. NLCS will charge an annual fee of $5,000 for each Fund as agreed to by the Board that, as related to compliance with Federal Securities Laws, requires additional oversight or man hours or that generally pose heightened risk or compliance concerns, and may include Funds that:

o	have securities that require fair valuation;
o	invest in derivatives subject to Rule 18f-4;
o	invest in, directly or indirectly, commodities, real estate or other non-passive investments that produce bad income;
o	invest in wholly-owned subsidiaries, domestic or foreign;
o	invest in hedge funds or private equity, private placements or private unsecuritized loans;
o	are interval funds under Rule 23c-3 under the Investment Company Act;
o	have major service providers that are not regulated entities;
o	have more than one service provider that is not an investment adviser/sub-adviser;
o	have service providers that are affiliates of the Fund or affiliates of other service providers;
o	have other unusual contractual arrangements;
o	have multiple sub-advisers;
o	are exchange traded funds; or
o	are affiliated funds of funds.

The following Funds shall be subject to the Complex Fund fee:

-	Rayliant-ChinaAMC Transformative China Tech ETF

●	Extraordinary Services. NLCS will charge an hourly fee of $450 for all extraordinary services, which shall include, by way of example and without limitation, additional services required by the Board and agreed to by NLCS, or required by substantial new regulatory requirements not in existence at the time the parties entered into the Agreement.
Schedule A | Page 2

Schedule A

FEES

5. Liquidity Program Administration Fees:

Ongoing Fees:

The following ongoing fees will begin at contract approval and will be assessed on an annual basis.

●	Base annual fee for up to six Funds in one Fund Family:	$2,200
●	Fee per Fund in Fund Family above three:	$ 750

These fees shall be assessed for each additional adviser, sub-adviser, or Fund added to the Trust. In the first calendar year, the ongoing fees shall be pro-rated, but shall in no event be less than $2,500 for each Fund Family.

6. Anti-Money Laundering Fees:

An aggregate annual fee of $1,000 for up to three Funds with the same adviser, plus $250 per Fund after the first three Funds with the same adviser, subject to a maximum aggregate, annual fee of

$2,500 for all Funds with the same adviser.

7. Reimbursable Expenses:

The Trust agrees to reimburse NLCS for all reimbursable expenses incurred by NLCS in connection with the services provided to the Trust pursuant to the Agreement. Such expenses shall include, without limitation, expenses for travel, lodging, meals, visits to Trust Service Providers, access fees incurred by NLCS to set up advisers in our compliance management system, telephone calls, photocopying, binding, and shipping of compliance materials. Where the Trust’s Chief Compliance Officer or his/her designee or AMLO makes a single visit to Service Providers for purposes not only of the Trust, but also for other NLCS clients that employ the same Service Providers, the Chief Compliance Officer will use his/her judgment to allocate such expenses proportionally among the Trust and such other clients.

8. Payment Terms:

NLCS will invoice the Trust for all annualized fees owing to NLCS under the terms of the Agreement on a quarterly basis in advance. Invoices for Extraordinary Services and reimbursable expenses will be billed on a monthly basis in arrears. Each NLCS invoice shall include the amount due and a brief description of the services rendered. The payment of all fees and the reimbursement of all reimbursable expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

Schedule A | Page 3

Schedule B

CHIEF COMPLIANCE OFFICER

James Ash

Schedule B | Page 1

Schedule C

ANTI-MONEY LAUNDERING SERVICES

1) Appointment of Anti-Money Laundering Officer. NLCS will provide the services of a compliance officer, who shall be appointed by the Board as the Anti-Money Laundering Officer (the “AMLO”) for the Trust and each Fund. The AMLO will have overall responsibility for administering and overseeing compliance with the Trust’s anti-money laundering (“AML”) program.

2) AML Compliance. As part of the AML program, the AMLO shall, among other things:

a)	Assist the Trust in identifying its AML vulnerabilities and identify the risk factors relating to the AML requirements;

b)	Review the adequacy of the Trust’s AML program and the effectiveness of its implementation and, as necessary, make recommendations regarding updating the Trust’s AML program to accommodate changes in regulatory requirements and the Trust’s business;

c)	Provide ongoing AML training for appropriate persons;

d)	Perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of Trust personnel and relevant Service Providers;

e)	Arrange for independent testing of the Funds’ AML programs;

f)	Monitor and review AML responsibilities that have been delegated to Service Providers;

g)	Conduct on-site visits of appropriate Service Providers as necessary;

h)	Oversee (to the extent not delegated to Service Providers) suspicious activity reporting (on form SAR-SF);

i)	Assist Trust personnel in responding to Section 314(a) information requests; and

j)	Report to the Board.

Notwithstanding the indemnification provisions of the Agreement, to the extent that the AMLO incurs any liability in connection with the performance of the services set forth in this Schedule C (or any omission with respect thereto), he or she will be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and all deductibles applicable to such policy shall be covered by the Trust.

Schedule C | Page 1

Schedule C

ANTI-MONEY LAUNDERING SERVICES

3)  Representations and Warranties.

a)	Representations and Warranties of NLCS. NLCS represents and warrants that:

i.	It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the AMLO in the performance of his or her duties and obligations under this Agreement;

ii.	It shall make available a person who is competent and knowledgeable regarding the Federal Securities Laws and is otherwise reasonably qualified to act as an AMLO and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds;

iii.	It shall compensate the AMLO fairly, subject to the Board’s right under any applicable regulations (e.g., Rule 38a-1 under the Investment Company Act) to approve the designation, termination and level of compensation of the AMLO. In addition, it shall not retaliate against the AMLO should the AMLO inform the Board of a compliance failure or take aggressive action to ensure compliance with the Federal Securities Laws by the Trust or a Service Provider;

iv.	It shall report to the Board promptly if it learns of AMLO malfeasance or in the event the AMLO is terminated as an AMLO, as the case may be, by another investment company or if the AMLO is terminated by NLCS; and

v.	It shall report to the Board if at any time the AMLO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the Investment Company Act.

b)	Representations and Warranties of the Trust. The Trust represents and warrants that:

i.	The AMLO shall be covered by the Trust’s Directors and Officers/Errors and Omissions Policy; and

ii.	The AMLO is a named officer in the Trust’s corporate resolutions and, though not specifically named in the Trust’s Organizational Documents, subject to their provisions regarding indemnification of its officers.

4)  Removal of AMLO. The Board retains the right and authority to remove the AMLO designated by NLCS at any time, with or without cause, without payment of any penalty. If the Board dismisses the AMLO, NLCS may present alternative AMLO candidate(s) for Board consideration and approval to continue the services set forth in this Schedule C.

If NLCS wishes to dismiss the AMLO under the terms of NLCS’s arrangement with such person, or if such person resigns from NLCS, NLCS will present its plan of action to the Board prior to taking such action. Under such circumstances, NLCS may, at the Board’s discretion, offer to present a candidate to the Board that would work through NLCS.

Schedule C | Page 2

Schedule C

ANTI-MONEY LAUNDERING SERVICES

5)  Consent to Examination. In connection with the AML program administered by NLCS, NLCS hereby consents to federal regulators’ examination of information and records retained by NLCS to the extent such information and records relate to the AML program and to federal regulators’ inspection of NLCS for purposes of the AML program.

Schedule C | Page 3